DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is made as of April 28, 2025, by and among MINNESOTA LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Minnesota (“Minnesota Life”) and SECURIAN FINANCIAL SERVICES, INC., (“SFS”), a broker-dealer registered with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), a member of the Financial Industry Regulatory Authority (“FINRA”), and a corporation organized under the laws of the State of Minnesota (Minnesota Life and SFS are hereinafter collectively referred to as “Parties”).

WITNESSETH

WHEREAS, the distribution and selling of registered index-linked annuity contracts (hereinafter referred to as “Contracts”) commences after the effectiveness of the Registration Statements relating thereto, filed with the SEC on the prescribed registration form, or any successor forms thereto, pursuant to the Securities Act of 1933, as amended (“1933 Act”), or an offering memorandum, relating thereto, through SFS acting as distributor for Minnesota Life;

WHEREAS, Minnesota Life desires to retain the services of SFS as the Distributor and Principal Underwriter of the Contracts issued by Minnesota Life and SFS is willing to render such services under the terms stated herein; and

WHEREAS, Minnesota Life hereby authorizes SFS to enter into separate written agreements (“Selling Agreements”), or amend existing Selling Agreements, on such terms and conditions as SFS may determine are consistent with this Agreement, with third-party broker-dealers that are authorized to sell insurance products (“Broker-Dealers”). Such Selling Agreements will identify the Contracts and other insurance products to be distributed and the duties and responsibilities of the Parties and Broker-Dealers relating to the solicitation, sale, and servicing of the Contracts and other insurance products.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Parties agree as follows:

1.

Appointment as Distributor/Principal Underwriter. Minnesota Life appoints SFS and SFS agrees to serve, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the provisions of the Exchange Act, as the Distributor and Principal Underwriter for the Contracts to be sold by Broker-Dealers. Minnesota Life also appoints SFS as its independent general agent, as may be required under state law, for distribution of the Contracts (including any riders which Minnesota Life may make available) and for distribution of such other Contracts as Minnesota Life may issue, from time to time. The premium rates for such Contracts are set by Minnesota Life.

All Broker-Dealers must be acceptable to Minnesota Life and the terms of the Selling Agreements shall be mutually agreed upon by Minnesota Life and SFS. The Broker-Dealers shall be registered as broker-dealers under the Exchange Act, members of FINRA, registered under applicable state securities laws, and licensed as insurance producers under applicable state insurance laws. Any such Selling Agreement shall require the Broker-Dealer and its associated persons to comply with appointment, licensing, registration, applicable regulatory standards of conduct, and/or any requirements applicable to their recommendations of the Contracts adopted by the SEC, FINRA, and/or any insurance commission or securities commission for any state or other similar jurisdiction or U.S. territory (a “State”) in which Broker-Dealer intends to offer or sell the Contracts.

2.	Performance of Services. In performing its duties and obligations under this Agreement, the Parties agree as follows:

a.	SFS shall wholesale the Contracts, and otherwise perform all duties and functions that are necessary and proper for the wholesaling of the Contracts.

b.

Minnesota Life will be responsible for the design, development, and preparation of any advertising, educational, marketing, or other promotional materials that may require filing with FINRA, subject to review and approval by SFS. SFS shall be responsible for the filing of any such materials. Minnesota Life shall be responsible for the filing of any such materials with state regulatory agencies.

3.	Expenses. Minnesota Life shall pay all of the following expenses, including but not limited to, costs and expenses incurred in connection with the sale and distribution of the Contracts:

(a)	expenses pertaining to the preparation of Minnesota Life’s financial statements for inclusion in Minnesota Life’s registration statements, and any annual reports and semi-annual reports;

(b)

expenses pertaining to the preparation, printing, and/or distribution of any reports or communications, including any applicable Prospectus or Statements of Additional Information, which are sent to owners of the Contracts;

(c)	filing and other fees payable to federal and state securities regulatory authorities necessary to register and maintain registration of the Contracts;

(d)

expenses of Minnesota Life’s administration, including all costs and expenses in connection with the issuance, transfer, and/or registration, of the Contracts, including but not limited to, all taxes and other government charges;

(e)	costs of sales presentations, mailings, sales promotion materials, advertising, and other marketing efforts by SFS in connection with the distribution or sale of the Contracts; and

(f)	costs of marketing support agreements entered into between Minnesota Life, SFS, and certain Broker-Dealers with which Minnesota Life and SFS have entered into Selling Agreements.

During the term of this Agreement, to the extent SFS actually incurs any expenses in complying with this Agreement, SFS shall pay such expenses. Expenses shall be billed to Minnesota Life at least quarterly within 30 days of the end of the period. Amounts are due from Minnesota Life to SFS within 30 days after the billing date.

4.

Books and Records. The Parties shall maintain and preserve records required by applicable laws, regulations, and rules. Further, the Parties may rely upon each other to create and maintain required records and will provide such upon request to the other Party. The books, accounts and records of Minnesota Life and SFS shall be maintained to clearly and accurately disclose the nature and details of the transactions, including such accounting information needed to support the reasonableness of the amounts to be paid by Minnesota Life. All documents, reports, records, books, files and other materials relating to this Agreement shall be the sole property of Minnesota Life held by SFS as distributor, during the term of this Agreement. SFS shall promptly deliver all such materials to Minnesota Life upon the termination of this Agreement, free from any claim or retention of rights, except to the extent SFS must retain certain documents in accordance with applicable laws, regulations and rules. SFS will identify such documents to Minnesota Life.

5.

Commissions and Other Compensation. For the mutual administrative convenience of the parties, Minnesota Life agrees to provide the following administrative services on behalf of SFS: pay to Broker-Dealers with which SFS and Minnesota Life have entered into a Selling Agreement for the distribution of the Contracts, applicable compensation as provided in such Selling Agreement or in connection with marketing support arrangements, and provide SFS with accurate records of all such payments made on its behalf.

6.

Confirmations. For each transaction effected for Contracts issued by Minnesota Life, Minnesota Life shall ensure transaction confirmations are sent on behalf of SFS acting in its capacity as Principal Underwriter and Distributor for the Contracts.

7.	Training, Supervision, and Control of Associated Persons. SFS shall be responsible for the training, supervising, and controlling of its associated persons, as defined under FINRA rules.

8.

Oversight and Audit of Services. Notwithstanding any other provision in this Agreement to the contrary, Minnesota Life will maintain the direction and control of its business and operations. Minnesota Life will maintain oversight for functions provided to Minnesota Life by SFS. Minnesota Life will monitor the services provided under this Agreement on an annual basis for quality assurance.

9.

Confidentiality. During the term of this Agreement and for three (3) years after the termination of this Agreement, SFS shall not disclose or use any records or information and will regard and preserve as confidential all information related to the business of Minnesota Life that may be obtained by SFS from any source as a result of this Agreement. SFS shall disclose such information only if the disclosure: (a) has been expressly authorized in writing by Minnesota Life; or (b) is required by regulatory authorities or valid legal process. Unless prohibited by law, SFS shall promptly notify Minnesota Life if SFS receives any request for disclosure of such information. SFS acknowledges that, in the event of a breach or threatened breach of this paragraph, Minnesota Life will have no adequate damage remedy and, as a consequence, Minnesota Life shall be entitled to seek an injunction against that breach. No specification in this Agreement of a legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedy for a breach of this Agreement.

10.

Customer Confidential Information. The Parties each affirm that they have procedures in place reasonably designed to protect the privacy of non-public customer information and will maintain any customer information they acquire pursuant to this Agreement in confidence and in accordance with all applicable privacy laws. “Confidential Information” includes, by way of example and not limitation, all client-related information (including the names, addresses, telephone numbers, social security numbers and account numbers of such referred clients, as well as non-public personal information of such clients) that the Parties receive. Notwithstanding the foregoing, each Party shall have the right to use or disclose Confidential Information: (i) to the full extent required to comply with applicable laws, regulations or requests of regulators; (ii) as necessary in connection with the Party’s audit, legal, compliance or accounting procedures; (iii) as necessary or permitted by applicable laws or regulations in the ordinary course of business under this Agreement; (iv) as authorized by a customer; and (v) to protect against or prevent financial exploitation and/or fraud. Confidential Information does not include (i) information which is now generally available in the public domain or which in the future enters the public domain through no fault of the receiving party; (ii) information that is disclosed to the receiving party by a third party without violation by such third party of an independent obligation of confidentiality of which the receiving party is aware; or (iii) information that the disclosing party consents in writing that the receiving party may disclose.

11.

Investigations, Proceedings and Customer Complaints. SFS and Minnesota Life shall cooperate fully in any customer complaint, regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed pursuant to this Agreement. A Party may request to approve a response before it is sent to the customer, regulatory authority or self-regulatory organization by the other Party. SFS and Minnesota Life shall promptly notify the other Party of all such inquiries, investigations and proceedings. Subject to the provisions of paragraph 8 of this Agreement, SFS shall furnish all regulatory agencies, self-regulatory organizations and courts with any information requested to ascertain whether the operations of Minnesota Life are being conducted in a manner consistent with applicable laws, regulations, and/or rules. Without limiting the foregoing:

(a)	SFS and Minnesota Life shall promptly notify the other Party of any customer complaint received regarding any Contract sold pursuant to this Agreement;

(b)

Minnesota Life shall promptly notify SFS if: (i) any registration or exemption applicable to the Contracts is no longer effective; or (ii) Minnesota Life is the subject of any investigation, inquiry or other proceeding that involves the Contracts.

12.	Indemnification

(a)

Minnesota Life shall indemnify and hold harmless SFS and SFS’s officers, directors, agents, controlling persons, employees, subsidiaries and affiliates for all attorneys’ fees, litigation expenses, costs, losses, claims, judgments, settlements, fines, penalties, damages, and liabilities incurred as the direct or indirect result of: (i) negligent, dishonest, fraudulent, willful misconduct, unlawful, or criminal acts, statements, or omissions by Minnesota Life or its employees, agents, officers, or directors; (ii) Minnesota Life’s breach of this Agreement; (iii) Minnesota Life’s failure to comply with any statute, rule, or regulation; (iv) a claim or dispute between Minnesota Life and a Broker-Dealer (including its Representatives) and/or a Contract owner. Minnesota Life shall not be required to indemnify or hold harmless SFS for expenses, losses, claims, damages, or liabilities that result from SFS’s misfeasance, bad faith, negligence, willful misconduct or wrongful act.

(b)

SFS shall indemnify and hold harmless Minnesota Life and Minnesota Life’s officers, directors, agents, controlling persons, employees, subsidiaries and affiliates for all attorneys’ fees, litigation expenses, costs, losses, claims, judgments, settlements, fines, penalties, damages and liabilities incurred as the direct or indirect result of: (i) negligent, dishonest, fraudulent, willful misconduct, unlawful, or criminal acts, statements, or omissions by SFS or its employees, agents, officers, or directors; (ii) SFS’s breach of this Agreement; and/or (iii) SFS’s failure to comply with any statute, rule, or regulation. SFS shall not be required to indemnify or hold harmless Minnesota Life for expenses, losses, claims, damages, or liabilities that have resulted from Minnesota Life’s misfeasance, bad faith, negligence, willful misconduct or wrongful act.

(c)

A Party entitled to indemnification shall promptly notify the other Party of all demands, claims, disputes and proceedings that may form the basis for indemnification pursuant to this Agreement. The Party who may be obligated to provide indemnification shall be entitled to participate in the defense of the other Party, but such participation shall not relieve the indemnifying Party of its obligation under this Agreement.

13.

Agent of Minnesota Life. Any person, even though also an officer, director, or agent of SFS, who may be or become an officer, director, employee or agent of Minnesota Life shall be deemed, when rendering services to or acting in any business of Minnesota Life, to be rendering such services to or acting solely for Minnesota Life and not as an officer, director, or agent or one under the control or direction of SFS even if paid by SFS.

Likewise, any person even though also an officer, director, employee, or agent of Minnesota Life, who may be or become an officer, director, or agent of SFS shall be deemed, when rendering services or acting in any business of SFS, to be rendering such services to or acting solely for SFS and not as an officer, director, employee, or agent or one under the control or direction of Minnesota Life even though paid by Minnesota Life.

14.	Termination.

(a)	This Agreement shall terminate automatically upon its assignment without the prior written consent of the Parties.

(b)	This Agreement may be terminated without cause at any time by a Party on sixty (60) days’ written notice to the other Parties, without the payment of any penalty.

(c)

Minnesota Life may immediately terminate this Agreement if: (i) the registrations, memberships, licenses, and/or authorizations of SFS specified in this Agreement are no longer in force or good standing; (ii) SFS becomes the subject of any investigation, inquiry, or other proceeding pending before a court, administrative agency or self-regulatory organization, that pertains to the violation of any statute, regulation, or rule and that might adversely affect SFS’s ability to perform its duties under this Agreement; or (iii) SFS has engaged in conduct inconsistent with the obligations imposed by this Agreement.

(d)

SFS may immediately terminate this Agreement if: (i) Minnesota Life becomes the subject of any investigation, inquiry, or other proceeding pending before a court, administrative agency or self-regulatory organization, that pertains to the violation of any statute, regulation, or rule and that might adversely affect Minnesota Life’s ability to perform its duties under this Agreement; or (ii) Minnesota Life has engaged in conduct inconsistent with the obligations imposed by this Agreement.

(e)

A Party who terminates this Agreement pursuant to paragraphs 14(c)(iii) or 14(d)(ii) of this Agreement shall allow the other Party fourteen (14) day to cure the breach that forms the basis for the termination.

(f)

Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except: (i) the obligation to settle accounts, including commissions on premiums or purchase payments subsequently received for Contracts in effect at the time of termination; and (ii) those specified in paragraphs 9, 10, 11, and 12 of this Agreement.

(g)

SFS shall not have an automatic right to terminate this Agreement if Minnesota Life is seized by the commissioner or is otherwise placed into receivership pursuant to the State of Minnesota’s Receivership Act (Minn. Stat. Section 60B).

15.

Regulations.  This Agreement shall be subject to the provisions of the 1933 Act, the Exchange Act, and the rules, regulations and rulings under the 1933 Act and Exchange Act, and of the applicable FINRA rules and regulations, applicable state insurance law and other applicable law, and the terms hereof shall be interpreted and construed in accordance therewith.

16.

Independent Contractor.  SFS shall act as independent contractor and nothing herein contained shall constitute SFS, its agents, officers or employees to be agents, officers, joint ventures or employees of Minnesota Life in connection with the distribution of the Contracts.

17.

Advancement of Funds. Minnesota Life shall not advance funds to SFS except to pay for the services contemplated under this Agreement. This section shall not limit the operation of other agreements between the Parties that may otherwise provide for the transfer of funds between Minnesota Life and SFS.

18.

Right of Offset. Minnesota Life has the right, in addition to all other rights and remedies available to it, to offset all assets and liabilities arising under this Agreement, including the unpaid balance of any amounts owed to a Party of this Agreement in connection with the services provided under this Agreement. In the event that the assets and liabilities arising under this Agreement are not immediately determinable, then the Parties will, in good faith, endeavor to negotiate the net amounts due or payable as of the applicable date. Net amounts due and/or payable will be determined at the end of each quarter.

19.	Receivership and Seizure. If Minnesota Life is placed in receivership or seized by the commissioner under the Minnesota State Receivership Act (Minn. Stat. Section 60B):

a.	All of the rights of Minnesota Life under this Agreement shall extend to the receiver or commissioner.

b.	All books and records will immediately be made available to the receiver or the commissioner and shall be turned over to the receiver or the commissioner upon the receiver’s or commissioner’s request.

c.	SFS will continue to maintain any systems, programs, or other infrastructure, and will make them available to the receiver for so long as SFS continues to receive timely payment for services rendered.

20.

Notices. Any notice required or otherwise given pursuant to this Agreement shall be in writing and shall be duly given via U.S. Mail, First Class postage prepaid, or personal delivery. The current address for mailing purposes of this Agreement is set forth below:

Minnesota Life Insurance Company	Securian Financial Services, Inc.
Attn: General Counsel	Attn: Chief Compliance Officer
400 Robert Street North	400 Robert Street North
St. Paul, MN 55101-2098	St. Paul, MN 55101-2098

21.

Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

22.

Amendment. No modification or amendment to this Agreement shall be binding unless in writing and executed by the duly authorized representatives of the Parties. No waiver by Minnesota Life or SFS of any breach of this Agreement shall be deemed a waiver of any other prior or subsequent breach. The failure of Minnesota Life or SFS to exercise any right provided by this Agreement shall not be deemed on any subsequent occasion to waive any right granted to any Party.

23.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

24.	Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota.

25.

Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

26.	Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

27.

Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties hereto.

28.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year written below.

Minnesota Life Insurance Company		Securian Financial Services, Inc.

By:	/s/ Andrea Piepho	By:	/s/ Kimberly K. Carpenter
Name:	Andrea Piepho	Name:	Kimberly K. Carpenter
Title:	Second Vice President – Life and Annuity Product Development	Title:	Chief Executive Officer and President
Date:	April 28, 2025	Date:	April 28, 2025